Exhibit 107

Calculation of Filing Fee Tables

TABLE 1 – TRANSACTION VALUATION

	Transaction Valuation*	Fee Rate**	Amount of Filing Fee

Fees to Be Paid	$129,578,928.00	0.0000927	$12,011.97

Fees Previously Paid			$12,011.97***

Total Transaction Valuation	$129,578,928.00

Total Fees Due for Filing			$12,011.97

Total Fees Previously Paid			$12,011.97

Total Fee Offsets			$—

Net Fees Due			$—

*

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended, based on the product of (i) $0.64, the average of the high and low sales prices per share of common stock of Romeo Power, Inc. (“Romeo”), par value $0.0001 per share (“Romeo Common Stock”) on August 22, 2022, as reported by the New York Stock Exchange (the “Average Price”), and (ii) 202,467,075, which represents the estimated maximum number of shares of Romeo Common Stock, including (a) 185,908,638 shares of Romeo Common Stock outstanding as of August 1, 2022, (b) up to 2,942,187 shares of Romeo Common Stock underlying options, (c) 4,807,361 shares of Romeo Common Stock underlying outstanding restricted stock units, (d) 3,593,073 shares of Romeo Common Stock underlying outstanding performance-related stock units, (e) 3,178,202 shares of Romeo Common Stock underlying Romeo private placement warrants, and (f) 2,111,543, shares of Romeo Common Stock underlying Romeo legacy warrants.

**

Calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022 beginning on October 1, 2021, issued August 23, 2021, by multiplying the transaction value by 0.0000927.

***	Amount previously paid in connection with the filing of the Registration Statement on Form S-4 (File No. 333-267140) on August 29, 2022.